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                                                                      Exhibit 15


December 2, 1996


Shareholders and Board of Directors
Homestead Village Incorporated

We are aware of the incorporation by reference in the Registration Statement on Form S-8 of Homestead Village Incorporated pertaining to the Homestead Village Incorporated 1996 Outside Directors Plan of report dated November 8, 1996 relating to the unaudited condensed interim financial statements of Homestead Village Incorporated that are included in its Form 10-Q for the quarter ended September 30, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                        /s/  Ernst & Young LLP